Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 20, 2014, in the Registration Statement on Form S-1 and related Prospectus of Neothetics, Inc. dated on or about October 17, 2014 for the registration of shares of its common stock.

/s/ Ernst & Young LLP

San Diego, CA

October 17, 2014